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                                                                   EXHIBIT 99.1


[AMI LOGO]

                                    o NEWS o

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FOR IMMEDIATE RELEASE:                          Monday, September 10, 2001

CONTACT: Randall Fagundo, CEO and President     John Cash, Senior Vice President/CFO
         American Coin Merchandising, Inc.      American Coin Merchandising, Inc.
         (303) 444-2559                         (303) 444-2559
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                           AMERICAN COIN MERCHANDISING
                 SIGNS MERGER AGREEMENT FOR $8.50 CASH PER SHARE

         Boulder, Colo. -- September 10, 2001 -- American Coin Merchandising, Inc., (NASDAQ: AMCN) announced today that it has entered into a definitive agreement to be acquired by a newly-formed corporation organized by two investment firms, Wellspring Capital Management LLC and Knightsbridge Holdings, LLC.

         The agreement provides that the acquiror will pay $8.50 in cash for each outstanding share of the Company's common stock and that the Company's outstanding stock options will be converted into the right to receive a cash payment equal to the value of such options. The purchase price represents approximately a 42% premium over the closing market price of the Company's common stock on Friday, September 7, 2001. The aggregate value of the transaction, including the amount of debt to be assumed, is approximately $125 million. The acquisition group has secured financing commitments, subject to customary conditions, to provide the aggregate funds necessary to effect the transaction.

         The transaction, which is structured as a cash merger, was approved by the Company's board of directors, acting upon the unanimous recommendation of a special committee of the board comprised of four disinterested directors. In reaching its decision, the special committee received an opinion from the Company's financial advisor, Batchelder & Partners, Inc., that the merger consideration to be received is fair to the Company's stockholders from a financial point of view.

         Randall J. Fagundo, President and Chief Executive Officer of American Coin said, "We are delighted to announce the proposed merger. We believe that the $8.50 all cash offer provides an attractive price for our stockholders. We are also pleased that the Wellspring/Knightsbridge group shares our commitment to provide superior service to our customers and continue the Company's growth."

         William F. Dawson, Jr. of Wellspring stated, "We are very much looking forward to working with Randy Fagundo and his team and continuing to grow the Company's business."



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         Pericles Navab of Knightsbridge added, "We share the Company's commitment to maintaining the highest customer service standards, and we look forward to continuing the Company's close relationship with its employees."

         The transaction must be approved by a majority of the Company's outstanding shares. Completion is also subject to third party consents, government approvals and other customary closing conditions. It is expected that the merger will be voted upon by stockholders late in the fourth quarter of 2001 and, if approved, the merger is expected to close shortly thereafter.

         It is anticipated that American Coin's outstanding trust preferred securities will not be converted or exchanged, but will remain outstanding and will continue to trade on the American Stock Exchange following consummation of the merger.

ABOUT AMERICAN COIN MERCHANDISING, INC.

         American Coin Merchandising, Inc., headquartered in Boulder, Colorado, and its franchisees own and operate more than 26,000 coin-operated amusement vending machines throughout the United States. Over 14,000 of these machines dispense plush toys, watches, jewelry, novelties and other items. The Company's distinctive amusement vending machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.

ABOUT WELLSPRING

         Wellspring Capital Management LLC is a New York-based private equity firm with over $350 million under management. The firm is focused on acquiring companies where it can realize substantial value by contributing management expertise, innovative operating and financing strategies, and capital.

ABOUT KNIGHTSBRIDGE

         Knightsbridge Holdings, LLC is a private investment firm specializing in leveraged acquisitions and private equity investments.

FORWARD LOOKING STATEMENTS

         Certain statements made in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. These risks and uncertainties include the ability of the Company to obtain stockholder approval, the satisfaction of the closing conditions discussed in this press release and in the definitive merger agreement relating to the proposed merger, and the ability of the parties to consummate the merger. In view of these considerations, investors should not place undue reliance on the predictive value of the forward looking statements made in this press release.

IMPORTANT INFORMATION AND WHERE TO FIND IT

         American Coin Merchandising, Inc. plans to file a proxy statement with the Securities and Exchange Commission relating to its proposed business combination with Crane Mergerco






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Holdings, Inc., a newly-formed corporation organized by two investment firms,
Wellspring Capital Management LLC and Knightsbridge Holdings, LLC. Investors and stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about American Coin, the proposed business combination and related matters. When the proxy statement is completed, American Coin plans to send it to its stockholders to seek their approval of the proposed business combination. A copy of the proxy statement (when it is filed) and other documents filed by American Coin with the SEC are available at the SEC's web site at http://www.sec.gov. American Coin's stockholders may also obtain the proxy statement and other documents without charge by directing a request to American Coin Merchandising, Inc., Attention: John Cash, 5660 Central Avenue, Boulder, Colorado 80301, Telephone: (303) 444-2559. American Coin, Crane Mergerco Holdings, Inc., Wellspring Capital Management LLC, Knightsbridge Holdings, LLC and their respective directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies from American Coin's stockholders to approve the proposed business combination between American Coin and Crane Mergerco Holdings. These individuals may have interests in the proposed business combination, some of which may differ from or may be in addition to those of American Coin's stockholders generally. A description of the participants in the solicitation, and their relevant affiliations and interests, will be contained in American Coin's proxy statement with respect to the proposed business combination, when it is filed with the SEC.

Note: News releases and other information about American Coin Merchandising can be accessed at www.sugarloaf-usa.com on the Internet.